MUNIHOLDINGS INSURED FUND III, INC.

FILE # 811-9285

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
12/9/99	NYS Dorm Auth State Univ 5.75 5/15/24	$519,955,000	$7,500,00	Lehman Bros.
2/16/00	Dept. of Wtr & Pwr of City of LA 6.0 2/15/28	$336,905,000	$4,000,000	JP Morgan
3/17/00	CA Hsg Fin Agy 0.0 8/1/31	$49,999,940.40	$649,300	Salomon Smith Barney
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